PRIVILEGED AND CONFIDENTIAL
EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated 16 October 2017

AMONG:

IMPALA PLATINUM HOLDINGS LIMITED,
a company incorporated under the laws of the Republic of South Africa (“Buyer”)

– and –

PLATINUM GROUP METALS (RSA) PROPRIETARY LTD.,
a company incorporated under the laws of the Republic of South Africa (“PTM RSA”)

– and –

TIGER GATE PLATINUM (RF) PROPRIETARY LIMITED,
a company incorporated under the laws of the Republic of South Africa (“Tiger Gate”, the nominee holder of the Purchased Shares for and on behalf of JOGMEC)

– and –

JAPAN OIL, GAS AND METALS NATIONAL CORPORATION,
the incorporated administrative agency established in accordance with a statute enacted by the
National Diet of Japan to promote and participate in oil, gas, petroleum and metals mining exploration projects of potential benefit to the economy of Japan (“JOGMEC” and, together with Tiger Gate and PTM RSA, the “Sellers”)

– and –

WATERBERG JV RESOURCES PROPRIETARY LIMITED,
a company incorporated under the laws of the Republic of South Africa (“Company”)

BACKGROUND:

1.	The Sellers are the legal and beneficial owners of all of the Purchased Shares (as defined below).

2.	The Buyer wishes to purchase all but not less than all of the Purchased Shares and the Sellers have agreed to sell all but not less than all of the Purchased Shares to the Buyer.

The Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and in the Background hereto:

“Accession Undertaking” means an undertaking to accede to and assume the obligations and accept the rights and benefits of this Agreement, in the form of Schedule A.

“Accounting Records” means all of the Company’s books of account, accounting records and other financial data and information;

“Affiliate” means, when used to indicate a relationship with a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person;

“Agreed Exchange Rate” means the Rand/US Dollar exchange rate as published by the South African Reserve Bank on its website (https://www.resbank.co.za/Pages/default.aspx) on the date of payment thereof, net of any currency conversion fees (if any), which fees shall be borne by the Buyer;

“Agreement” means this share purchase agreement and all schedules hereto whether attached or incorporated by reference, in each case as supplemented, amended, restated or replaced from time to time by a written agreement signed by the Parties;

“Amended Shareholders’ Agreement” has the meaning set out in Section 7.2(g);

“Applicable Law” means (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order, and (ii) any consent, exemption, approval or Licence of any Governmental Authority;

“Assets” means: (i) all of the assets, real and personal, tangible and intangible of the Company, including Property, Other Tenements, Permits, Facilities, Licenses, Mineral Products and Supplies and all other assets, rights or things of value acquired or held by the Company or by the Shareholders on behalf of the Company; (ii) all of the other assets, real and personal, tangible and intangible of the Unincorporated Joint Venture that formed part of the Project as at the Joint Venture Sale Date; and (iii) the Pre-feasibility Study;

“Auditor’s Certificate” means a certificate issued by the Company’s auditors which confirms that the Company has not traded prior to the Joint Venture Sale Date;

“Authorizations” means any order, permit, approval, waiver, Licence or similar authorization of any governmental or public department, central bank, commission, board, bureau, agency or stock exchange having jurisdiction over the Company or Shareholders, including those necessary for carrying out Exploration, appraisal of discovered deposits and mine ores, and production of Mineral Products therefrom with respect to the Prospecting Rights, and any bond, deposit or other security required by any order, permit, approval, waiver, licence or similar authorization;

“Books and Records” means books and records of account which set out the management and financial affairs of the Unincorporated Joint Venture and the Company;

“Business” means the Exploration, Development and Mining of the Property Area by the Company;

“Business of the Unincorporated Joint Venture” means the Assets and Contracts of the Unincorporated Joint Venture as at the Joint Venture Sale Date;

“Business Day” means a day other than a Saturday, Sunday or public holiday in Canada, South Africa or Japan, when banks are generally open for business;

“Buyer’s Fundamental Representations” has the meaning set out in Section 4.8(a);

“Call Option” means the call option agreement between the Parties dated on or about the date of this Agreement in terms whereof, inter alia, -

(a)	the Buyer shall be entitled to purchase certain Shares in the Company from JOGMEC and Tiger Gate (as nominee for JOGMEC); and

(b)	the Buyer shall be entitled to subscribe for so many ordinary and preference shares in the Company as will result in the Buyer holding 50.01% of the entire number of issued Shares in the Company;

“Charter” means the Amended Broad-Based Socio-Economic Empowerment Charter developed by the Minister of Mineral Resources in terms of section 100(2) of the MPRDA and attached to a scorecard (“Scorecard”), published in General Notice 838 of 20 September 2010, and including such Scorecard, as such Charter may be amended or substituted from time to time;

“Claim” means a Buyer Claim and/or a Seller Claim, as the context requires;

“Closing” means the date of Closing (JOGMEC) and/or Closing (PTM), as the context requires;

“Closing (JOGMEC)” means the completion of the sale to, and the purchase by, the Buyer of the Purchased Shares from JOGMEC and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously with the purchase and sale of the Purchased Shares from JOGMEC;

“Closing (PTM)” means the completion of the sale to, and the purchase by, the Buyer of the Purchased Shares from PTM RSA and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously with the purchase and sale of the Purchased Shares from PTM RSA;

“Closing Date” means: (i) in respect of Closing (PTM), the third Business Day after the date of fulfilment or waiver of the last in time of the Conditions Precedent to be fulfilled or waived or such other Business Day as the Parties agree to in writing as the date that the Closing (PTM) shall take place; and (ii) in respect of Closing (JOGMEC), the last to occur of: (i) the date on which Closing (PTM) occurs; or (ii) the SARS Directive Date, or such other Business Day as the Buyer and JOGMEC agree in writing as the date that the Closing (JOGMEC) shall take place;

“Closing Document” means any document delivered on or after the Closing Date as provided in or pursuant to this Agreement (but excluding any agreement entered into by any of the Parties as provided in or pursuant to this Agreement, including the Amended Shareholders’ Agreement);

“Commissioner” means the Commissioner, or his delegate, of the South African Revenue Service;

“Company” means, Waterberg JV Resources Proprietary Limited, a company incorporated in accordance with the company laws of the Republic of South Africa (registration no 2014/033764 /07), whose registered office is at 1st Floor Platinum House, 24 Sturdee Avenue, Rosebank, Gauteng, 2196;

“Condition Precedent” means the conditions precedent set out in Article 7;

“Contract” includes all contracts, agreements, Licences, leases, commitments, entitlements, engagements and other arrangements, whether written or oral, pursuant to which the Company is subject to any obligation or restriction or is entitled to any right or benefit;

“Control” with respect to a specified Person shall mean the ability to control the management and direction of such specified Person and such specified Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise and “Controlled” and “Controlling” shall have a similar meaning;

“Definitive Feasibility Study” shall have the meaning set out in the Shareholders Agreement;

“Development” means operations performed by the Company for the purpose of or in connection with the preparation for Mining, including the acquisition of water use licenses or rights and other interests necessary for the conduct of Mining, definitional and condemnation drilling, metallurgical and engineering studies, and the construction or installation of a mill or any other treatment facilities used for the Mining, handling, milling, processing or other beneficiation of Mineral Products and the transportation thereof. The active pursuit of obtaining any Licences related to any of the foregoing activities included in this definition shall also be considered to be an act of Development;

“Documents of Title” means each and all of the following:

(a)	true copies of the cancelled share certificate/s issued to each Seller concerned in respect of all of the Purchased Shares;

(b)	new share certificates issued to the Buyer in respect of the Purchased Shares;

(c)	signed and currently dated transfer forms in respect of the Purchased Shares, recording the Buyer as transferee;

(d)

to the extent such resolutions are required in terms of the Companies Act, certified copies of resolutions of the shareholders of the Seller concerned approving the sale of the Purchased Shares contemplated in this Agreement in terms of section 112 and/or 115 of the Companies Act;

(e)	a resolution of the Company Board authorising the transfer and cession of the Purchased Shares to the Buyer; and

(f)

a copy of a resolution of the shareholders of the Company electing the Buyer’s nominee as a director of the Company with effect from the Closing Date (PTM) (which shall be required for Closing (PTM) only);

“Due Diligence Data” means the due diligence information made available by or on behalf of the Sellers to the Buyer and/or its representatives (and which includes the Disclosed Documents), which information is contained on 3 identical, encrypted USB devices with PIN access protection, prepared by Merrill Corporation, London on the instructions of PTM RSA, which USB devices shall be initialled by the Parties for identification purposes and a USB device shall be retained by each of the Sellers and the Buyer;

“Encumbrance” means any encumbrance of any kind whatsoever (registered or unregistered) and includes any security interest, mortgage, conditional sale, lien, hypothec, pledge, cession, hypothecation, assignment, charge, option, right of first refusal, right of first offer, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, any adverse claim, or joint ownership interest, any grant of any exclusive licence or sole licence, any moral right, or any other right, option or claim of others of any kind whatsoever affecting the Purchased Shares or the Assets or the use of any thereof, any covenant or other agreement, restriction or limitation on the transfer of the Purchased Shares or, through such transfer, of the Assets, or the use thereof, or a deposit by way of security or an easement, restrictive covenant, limitation, agreement or right of way, restriction, preferential arrangement, encroachment, burden or title reservation of any kind, or any rights or privileges capable of becoming any of the foregoing;

“Escrow Agent” means Fasken Martineau (incorporated in South Africa as Bell Dewar Inc.), a firm of attorneys with its principal place of business at 54 Wierda Road West, Sandton, Johannesburg, 2196;

“Escrow Agreement” means the Escrow Agreement between JOGMEC, the Company and the Escrow Agent entered into on or prior to the date of this Agreement;

“Escrow Documents” means the Documents of Title in respect of the Purchased Shares belonging to JOGMEC immediately prior to the sale;

“Exchange Control Regulations” means the Exchange Control Regulations (promulgated in terms of the Currency and Exchanges Act, No. 9 of 1933, as amended).

“Exploration” means all operations or work performed for the purpose of ascertaining the existence, location, quantity, quality or extent of a commercial deposit of minerals within the Property, including preparation of feasibility studies or analyses. The active pursuit of obtaining any Licenses related to any of the foregoing activities included in this definition shall also be considered to be an act of Exploration;

“Facilities” means all mines and plants, including all pits, shafts, haulageways and other underground workings, and all buildings and other structures, fixtures and improvements and all other property, whether fixed or moveable as the same may exist at any time in, on or under the Property or outside the Property if for the exclusive benefit of the Project;

“Governmental Authority” means (i) any court, judicial body, tribunal or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) and any supranational or regional body such as the World Trade Organization;

“International Financial Reporting Standards” or “IFRS” means International Financial Reporting Standards and its interpretations as adopted by the IASB and IFRIC Interpretations;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Joint Venture Sale Date” means 21 September 2017, being the date on which the transfer, cession and assignment of the Business of the Unincorporated Joint Venture became final and effective and transfer of the Business of the Unincorporated Joint Venture to the Company occurred;

“Letter Agreement” means the letter agreement entered into between JOGMEC, Mnombo Wethu Consultants (Pty) Ltd, PTM RSA and Platinum Group Metals Ltd on 29 September 2009, to regulate the Unincorporated Joint Venture, as amended by Amendment No. 1 dated April 25, 2013 and Amendment No. 2 dated May, 22, 2015;

“liabilities” includes any indebtedness, obligations or liabilities of any kind, whether primary or secondary, direct or indirect, accrued, absolute or contingent, liquidated or unliquidated, secured or unsecured and whether or not reflected or required to be reflected in a balance sheet in accordance with IFRS;

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority and includes the Prospecting Rights;

“Material Adverse Change” means any change, effect, event, condition, occurrence, state of facts or circumstance that, individually or in the aggregate with other changes, effects, events, conditions, occurrences, states of fact or circumstances is or would reasonably be expected to be material and adverse to the business, assets, capital, properties, liabilities (contingent or otherwise), operations, results of operations, prospects or condition (financial or otherwise) of the Company or the Project, other than any change, effect, event, condition, occurrence, state of facts or circumstance resulting from or arising out of:

(a)	changes in the economy, political conditions (including the acts of terrorism or the outbreak of war) or securities markets in general;

(b)	any generally applicable change in Applicable Laws (including Applicable Laws relating to Taxes) or in applicable IFRS;

(c)	changes in applicable IFRS or applicable changes in regulatory accounting requirements; and

(d)	any natural disaster;

provided, however, that such change referred to in any of Sections (a), (b), (c), or (d) above does not primarily relate only to (or have the effect of primarily relating only to) the Company or the Project, or does not disproportionately adversely affect the Project, compared to other exploration and development projects of similar size and scope in South Africa;

“Mine” or “Mining” means the excavation and all associated workings on in respect of the Project, which may include all buildings, structures, machinery, roads and appurtenances used or intended to be used in whole or in part for the purposes of prospecting for, winning, extracting and processing of platinum group metals and associated minerals as part of the Project;

“Mineral Products” means minerals derived from Mining the Property, in a substance or state for which there is a commercially significant market involving arm's length sales or purchases between unrelated third parties;

“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;

“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of any Governmental Authority;

“Other Tenements” means all surface, water, access and other rights of and to any lands within or outside the Property with regard to the Project and the Prospecting Rights, including surface rights held under outright ownership or under lease, permit, servitude, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefore) belonging to the Company;

“Parties” means, collectively, each of the signatories to this Agreement, and “Party” means any one of them;

“Permits” means any Authorization to conduct exploration, create a disturbance, use water or other resources on the Property but does not include any right under a Mineral Right;

“Person” shall be broadly interpreted and includes an individual, a body corporate, a partnership, a joint venture, a trust, an association, an unincorporated organization, any Governmental Authority, the executors, administrators or other legal representatives of an individual or any other entity recognized by law, and pronouns have a similarly extended meaning;

“Pre-feasibility Study” means the pre-feasibility study entitled “Independent Technical Report on the Waterberg Project including Mineral Resource Update and Pre-Feasibility Study: Project Areas located on the Northern Limb of the Bushveld Igneous Complex, South Africa” dated 19 October 2016 with an effective date 17 October 2016 and prepared for and on behalf of the Unincorporated Joint Venture and that forms part of the Assets;

“Project” means the mineral Exploration, Development and Mining project in respect of the Property Area;

“Property” means the Prospecting Rights, related surface and access rights, Other Tenements, Authorizations, Permits and options for any of such rights or interests that are depicted on the map attached to this Agreement as Annexure “2”, any renewals thereof and any form of succession or substituted title therefore or the relinquishment or extension thereof;

“Property Area” means the area covered by the Prospecting Rights;

“Prospecting Rights” means the prospecting rights forming part of the Project granted to PTM RSA under and in terms of section 17 of the MPRDA and transferred to the Company, being the prospecting rights set out in Schedule B;

“Purchase Price” has the meaning set out in Section 3.2(a);

“Purchased Shares” means 18,848 issued and outstanding ordinary shares in the capital of the Company beneficially owned and of record by PTM RSA and 14,027 issued and outstanding ordinary shares in the capital of the Company held by Tiger Gate as nominee for and on behalf of JOGMEC;

“Respective Proportion” means: (i) in respect of PTM RSA, 57%; and (ii) in respect of JOGMEC, 43%;

“SARS Directive” means a directive issued by the South African Revenue Service in terms of section 35A(2) of the Tax Act;

“SARS Directive Date” means the first to occur of: (a) the date of delivery of the SARS Directive to the Buyer; or (b) the Business Day that is not less than 120 days after the Signature Date;

“Securities Transfer Tax” means the securities transfer tax imposed on every transfer of any security issued by a company incorporated, established or formed inside the Republic in terms of the Securities Transfer Tax Act No. 25 of 2007;

“Sellers” means PTM RSA, JOGMEC and Tiger Gate, collectively and, in the singular, means any one of them;

“Sellers’ Fundamental Representations” has the meaning set out in Section 4.7(a);

“Shareholders’ Agreement” means the shareholders’ agreement by and among Platinum Group Metals Limited and PTM RSA and JOGMEC and Tiger Gate and Mnombo Wethu Consultants Proprietary Limited and the Company dated 19 September 2017;

“Signature Date” means the date of signing of this Agreement by the last Party to sign this Agreement;

“Subsidiary” means a person that is Controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary;

“Supplies” means all tangible personal property of a non-capital nature (other than Mineral Products or Facilities) acquired or held by or belonging to the Company with respect to the Property or Operations;

“Tax Act” means the Income Tax Act, No. 58 of 1962;

“Tax Assessment Period” means in respect of any taxation year or period, (i) the period of time if any, during which a Governmental Authority is entitled to issue any assessment, reassessment or other form of recognized document assessing liability for Tax under any applicable Tax legislation in respect of such taxation year or period and (ii) any extensions of the period referred to in Section (i) granted by the Company or the Buyer to the applicable Governmental Authority, at the direction of the Sellers or with the prior written consent of the Sellers, by the execution of any waivers of an applicable limitation period set forth in such Tax legislation;

“Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues, royalties and other charges of any nature, including interest, instalments, additions to tax and penalties applicable thereto, imposed or collected by any Governmental Authority, whether disputed or not, including South African federal, provincial, state, territorial, municipal and local, foreign and other income, franchise, gross receipts, gross margin, capital, capital gains, real property, personal property, withholding, payroll, health, employee health, transfer, goods and services, harmonized sales and other sales taxes, land transfer, ad valorem, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments, employment insurance premiums and all other taxes and similar governmental charges of any kind for which the Company may have any liability imposed by any Governmental Authority;

“Tax Returns” means all reports, returns, elections, designations, declarations, statements, bills, slips, forms and other documents, including any schedule or attachments thereto, filed or required to be filed by the Company in respect of Taxes and including any amendment thereof;

“Unincorporated Joint Venture” means the Waterberg JV and the Waterberg Extension JV;

“Waterberg Extension JV” means the joint venture between Mnombo Wethu Consultants (Pty) Ltd, PTM RSA and Platinum Group Metals Ltd for the Project, regulated in accordance with the Letter Agreement, in respect of the prospecting area formed by Prospecting Right 10804, Prospecting Right 10805, Prospecting Right 10806, Prospecting Right 10810 and Prospecting Right 11286 (as more fully described in Schedule B);

“Waterberg JV” means the joint venture between Mnombo Wethu Consultants (Pty) Ltd, PTM RSA and Platinum Group Metals Ltd (and in respect of which JOGMEC held an option to participate) for the Project, in respect of the prospecting area formed by Prospecting Right 11013 (1265RP), Prospecting Right 10667, Prospecting Right 10668 and Prospecting Right 10809 (as more fully described in Schedule B), established and regulated in accordance with the Letter Agreement;

“ZAR” means South African Rand; and

“ZAR Equivalent” means, in respect of any amount for payment that is denominated in US Dollars, that amount converted into ZAR at the Agreed Exchange Rate.

1.2	Statutes

Unless specified otherwise, reference in this Agreement to a statute or statutory provision refers to that statute or statutory provision as it may be amended, or to any restated or successor statute or statutory provision of comparable effect. A reference to a statute includes any statutory instruments, rules and regulations made under such statute.

1.3	International Financial Reporting Standards

All accounting and financial terms used herein, unless specifically provided to the contrary, will be interpreted and applied in accordance with International Financial Reporting Standards.

1.4	Headings and References

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof’, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.

1.5	Number and Gender

In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.

1.6	Schedules

The following Schedules form part of this Agreement:

Schedule	Description of Schedule

A	Form of Deed of Accession Undertaking
B	Prospecting Rights
C	Purchased Shares
D	Company’s Authorised and Issued Securities
E	Existing Owners (and Beneficial Owners) of Shares
F	Licences Necessary for the Ownership and Use of Assets
G	Company’s Contracts
H	Disclosures with Respect to the Prospecting Rights
I	Company’s Insurance Policies

1.7	References to Statutes

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

1.8	Applicable Law

This Agreement will be governed by, and construed, interpreted and enforced in accordance with, the laws in force in the Republic of South Africa (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Republic of South Africa with respect to any matter arising hereunder or related hereto.

1.9	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to United States dollars.

1.10	Consent

Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.11	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, then such action will be valid if taken on or by the first Business Day immediately following such specified date.

1.12	Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Central African Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Central African Time) on the first Business Day immediately following such last day.

1.13	Knowledge

Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the “knowledge” or “awareness” of any Seller, including “Sellers’ knowledge”, it shall be deemed to refer to the knowledge or awareness of, in the case of PTM RSA: (i) the board of directors of PTM RSA and senior management of PTM RSA, including R. Michael Jones and Frank R. Hallam, in each case after due inquiry; and (ii) JOGMEC senior management of JOGMEC directly responsible for the Waterberg JV, including Shuichi Miyatake and Kazuo Masuda.

1.14	No Third Party Beneficiaries

Except as provided in Article 8, nothing in this Agreement or in any Closing Document is intended or shall be implied to, or shall, confer upon any Person (other than the Parties) any rights or remedies of any kind.

1.15	Joint and Several Obligations

(a)

Each Seller shall be solely liable to perform the obligation to sell and transfer the Purchased Shares set forth opposite its name on Schedule C for the purposes of Article 3.1 and shall have no liability in respect of the obligation to sell and/or transfer any other of the Purchased Shares pursuant to this Agreement.

(b)

Save for what is set out in Section 1.15(c) below, the obligations in this Agreement that refer to a Seller or any document or agreement delivered pursuant to this Agreement are the several obligations of each Seller and each Seller and shall have no liability in respect of the obligations of another Seller.

(c)

Save for what is set out in Section 1.15(b) above, all representations, warranties, covenants and liabilities of the Sellers in this Agreement or any document or agreement delivered pursuant to this Agreement are joint representations, warranties, covenants and liabilities of the Sellers unless expressly stated to be the several representations, warranties, covenants and liabilities of each Seller. Each Seller hereby waives any rule or principle of law which could restrict, or release such Seller from, the enforcement of its covenants as a joint representor, warrantor or obligor under this Agreement.

(d)	Any liability which may arise in respect of Section 1.15(c) shall arise in the Sellers’ Respective Proportions.

ARTICLE 2
ESCROW ARRANGEMENTS

2.1	Payment of the Purchase Price to the Escrow Agent

On the Closing Date for Closing (PTM), the Buyer shall pay $12.8 million to the Escrow Agent in respect of the Purchase Price for Purchased Shares held by Tiger Gate (as nominee for and on behalf of JOGMEC) representing 6.4% of the equity of the Company to be held by the Escrow Agent pursuant to the Escrow Agreement.

2.2	Delivery of the Escrow Documents to the Escrow Agent

On the Closing Date for Closing (PTM), JOGMEC shall deliver or cause to be delivered to the Escrow Agent the Escrow Documents for Purchased Shares held by Tiger Gate (as nominee for and on behalf of JOGMEC) representing 6.4% of the equity of the Company to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE 3
PURCHASE AND SALE OF THE PURCHASED SHARES

3.1	Purchase and Sale of the Purchased Shares

(a)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (PTM) and effective on the Closing Date, the Buyer agrees to purchase the Purchased Shares from PTM RSA in the amount set forth opposite such Seller’s name on Schedule C, and PTM RSA agrees to sell all of such Purchased Shares and to transfer such Purchased Shares to the Buyer.

(b)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (JOGMEC) and effective on the Closing Date, the Buyer agrees to purchase the Purchased Shares from Tiger Gate (as registered holder of the Purchased Shares and nominee for and on behalf of JOGMEC) and JOGMEC in the amount set forth opposite JOGMEC’s name on Schedule C, and JOGMEC and Tiger Gate agree to sell all of such Purchased Shares and to transfer such Purchased Shares to the Buyer.

3.2	Purchase Price and Payment

(a)

The aggregate purchase price payable at Closing for the Purchased Shares is Thirty Million Dollars ($30,000,000) (the “Purchase Price”) which shall be paid and satisfied by wire transfer, in immediately available funds and without deduction, as follows:

at Closing (PTM), the ZAR Equivalent of $17.2 million to PTM RSA in exchange for 18,848 Purchased Shares representing 8.6% of the equity of the Company as at the Closing (PTM).

(i)

at Closing (JOGMEC), $12.8 million from the Escrow Agent to JOGMEC (or in accordance with its direction to its nominee) in exchange for 14,027 Purchased Shares representing 6.4% of the equity of the Company as at the Closing (JOGMEC), subject to the terms of the Escrow Agreement.

(b)

The Buyer shall pay to the Commissioner on behalf of the Company the Securities Transfer Tax payable upon the transfer of the percentage of the Purchased Shares which are transferred from PTM RSA to the Buyer within 30 days of the Closing Date.

(c)

The Buyer shall pay to the Commissioner on behalf of the Company the Securities Transfer Tax payable upon the transfer of the percentage of the Purchased Shares which are transferred from JOGMEC to the Buyer to the Company within 30 days of the release of the Purchased Shares and Purchase Price from escrow, in accordance with the Escrow Agreement.

3.3	Ownership, risk and benefit

Ownership of, and all benefits and risks in and to, the Purchased Shares shall pass from the Seller concerned to the Buyer on the relevant Closing Date against payment by the Buyer of the relevant Purchase Price to the relevant Seller.

3.4	Withholding

3.4.1	General

All payments to be made by a Party under or in respect of this Agreement must be paid free and clear of all deductions and withholdings except as required by Applicable Law. If a Party is required by Applicable Law to make a deduction or withholding in respect of any sum payable under, or in respect of this Agreement, the Party must at the same time as the sum which is the subject of that deduction or withholding is payable:

(a)

give notice to the other Parties specifying the amount of the deduction or withholding (which must be the minimum deduction or withholding allowed by law) and the Applicable Law under which it is required to be made; and

(b)

make any payment required in connection with the deduction or withholding within the time allowed by Applicable Law and within 5 (five) business days after having made such payment, provide the other Parties with evidence that the payment has been made.

3.4.2	Withholding in terms of section 35(a) of the Tax Act

(a)

Notwithstanding Section 3.4.1 above, if the Buyer is obliged or reasonably believes that it is obliged to withhold any portion of the Sale Price pursuant to section 35(A) of the Tax Act, then it shall withhold an amount equal to 10% of the Sale Price, or the amount specified in the SARS Directive, and must pay the amount so withheld to the Commissioner and not to the Seller within the time stipulated for such payment in the Tax Act.

(b)

If the Seller provides a SARS Directive to the Buyer on or before the Closing Date, then the Seller shall withhold such amount from the Sale Price as is set out in the SARS Directive (and if the SARS Directive directs the Buyer to withhold no amount from the Sale Price, then no amount shall be withheld).

(c)

The Seller shall indemnify and hold harmless the Buyer, including its officers, directors and employees (collectively, the “Buyer Indemnified Parties”) for, and will pay the amount of, any loss, liability, claim, damage or expense, including reasonable legal fees (collectively, “Damages”) suffered or incurred by the Buyer Indemnified Parties and arising from a claim by the Commissioner or JOGMEC or any of its Affiliates against one or more of the Buyer Identified Parties or in connection with any payment or withholding or failure to withhold any amount of the Sale Price on the part of the Buyer acting in accordance with the SARS Directive.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Sellers

(a)

The Sellers jointly, in their Respective Proportions, represent and warrant to the Buyer as set out in the following Subsections of this Section and acknowledge that the Buyer is relying upon such representations and warranties in entering into this Agreement.

(b)	Each representation and warranty:

(i)	is a separate representation and/or warranty and will in no way be limited or restricted by reference to or inference from the terms of any other warranty or by any other words in this Agreement;

(ii)	is, insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

(iii)

save where any warranty is expressly limited to a particular date, is given as at the Signature Date and each Closing Date, provided that warranties relating to the Purchased Shares, are given as at the Signature Date, each Closing Date and the period between those dates; and

(iv)	be deemed to be material and to be a material representation inducing the Buyer to enter into this Agreement.

4.1.1	Corporate Matters

(a)

The Company is a company duly incorporated, organized and validly existing under the laws of the Republic of South Africa. No proceedings have been taken or authorized by any of the Sellers or any other shareholders of the Company or, to the Sellers’ knowledge, by any other Person, with respect to the bankruptcy, business rescue, insolvency, liquidation, deregistration, dissolution or winding up of the Company.

(b)

The Company has all necessary power and authority to own or lease the Assets and to conduct its Business and to carry out the Project. Neither the nature of the Business nor the location or character of any of the Assets requires the Company to be registered, licensed or otherwise qualified or to be in good standing in any jurisdiction other than the jurisdiction of South Africa where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(c)

The execution, delivery, observance and performance by the Company of the Closing Documents to which it is a party and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of the Company.

(d)

This Agreement has been, and each Closing Document to which the Company is a party will on Closing have been, duly executed and delivered by it and this Agreement constitutes, and each such Closing Document will on Closing constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(e)

A true copy of the memorandum of incorporation, by-laws and all other constating documents (including the Shareholders’ Agreement) of the Company have been delivered to the Buyer by the Sellers and such memorandum of incorporation, by-laws and other constating documents (including the Shareholders’ Agreement) are complete and correct and are in full force and effect, unamended.

(f)

The original or true copies of all corporate records of the Company have been made available to the Buyer’s attorneys for review. Such corporate records have been maintained in accordance with Applicable Law and contain complete and accurate records of all proceedings of the directors, any committee of directors and shareholders and reflect all actions taken and resolutions passed by the directors and shareholders of the Company since the date of incorporation. All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfer and register of directors of the Company are complete and accurate in all material respects and any applicable security transfer taxes payable in respect of all securities of the Company have been duly paid.

(g)

R. Michael Jones and Frank R Hallam are the only officers and directors of the Company as at the Signature Date, subject to such nominations and appointments as may be made pursuant to the Amended Shareholders’ Agreement.

(h)

From the date of incorporation of the Company until the Joint Venture Sale Date, the Company was dormant, had no assets or liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured), and did not trade at all.

(i)	From the date of the Joint Venture Sale Date, the Company has owned no assets other than the Assets and has not carried out any business other than the Business.

(j)	All returns required by law to be filed with the Companies Intellectual Property Commission (“CIPC”) have been filed.

4.1.2	The Business of the Company

(a)	The Company has, since the Joint Venture Sale Date and at all material times, conducted its Business substantially and materially in accordance with Applicable Law.

(b)

The Company is not in breach of any Applicable Law, the consequence of which would result in the Company being lawfully compelled to cease conducting its Business in the manner and in the location it conducts its business at the Signature Date.

(c)	The Pre-Feasibility Study:

(i)

to the knowledge of the Sellers, has been prepared and completed by persons with the exercise of that skill, care and diligence expected of international contractors complying with best practice and to the standard accepted in the international mining industry for the preparation of pre- feasibility studies of this nature; and

(ii)

meets the standard of a pre-feasibility study as defined by the Canadian Institute of Mining, Metallurgy and Petroleum which is incorporated into Canadian securities regulators National Instrument 43-101 (“Standards of Disclosure for Mineral Projects”), being “a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the Modifying Factors and the evaluation of any other relevant factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A Pre-Feasibility Study is at a lower confidence level than a Feasibility Study”.

4.1.3	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Company of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under (i) any Licence; (ii) memorandum of incorporation, by-laws or other constating documents (including the Shareholders’ Agreement) or directors’ or shareholders’ resolutions of the Company; or (iii) the provisions of any agreement, including any mortgage, charge, security document, obligation or instrument, to which the Company is a party, or by which it or any of its Assets is bound or affected;

(b)	results in the creation or imposition of any Encumbrance on any of the Assets; or

(c)	relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.

4.1.4	Consents and Approvals

No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Company, (a) in connection with (i) the Closing; (ii) the execution and delivery by the Company of this Agreement or the Closing Documents to which any of them is a party; or (b) to avoid the loss of any Licence relating to the Project as a result of any of the foregoing.

4.1.5	Authorized and Issued Securities of the Company

The authorized and issued securities of the Company are set forth in Schedule D and all such issued securities have been validly issued and are outstanding as fully paid and non- assessable. The shares in the share capital of the Company are owned beneficially and of record, as detailed (including name of owner, nature of ownership and share class and certificate number) as set forth in Schedule E.

4.1.6	No options or other rights

Except as contemplated in this Agreement, the Shareholders’ Agreement (including the Amended Shareholders’ Agreement) and the Call Option, the Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any ordinary shares or any other security of the Company or any other security exercisable or exchangeable for or convertible into any ordinary shares or any other security of the Company and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any ordinary shares or any other security of the Company or any other security exercisable or convertible into any shares of common stock or any other security of the Company. There are not any agreements, commitments, options or other rights requiring the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of ordinary shares of the Company or any rights to participate in the equity or net income of the Company. Except for the restrictions on transfer set forth in the memorandum of incorporation of the Company and the Shareholders’ Agreement (which shall have been complied with prior to Closing), there are not any shareholder agreements, ordinary share transfer restriction agreements, voting trusts, pooling agreements, proxies or other agreements or understandings among any Persons and/or the Company regarding the ownership or voting or any other matter relating to the shares or other securities of or interests in the Company and/or the governance of the Company.

4.1.7	Subsidiaries and Other Interests

The Company does not have any direct or indirect Subsidiaries. The Company does not own any shares in or securities of any other body corporate. The Company is not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. The Company has not agreed to acquire or lease any other business operation, nor does the Company have any other investment interest in any business owned or controlled by any third party.

4.1.8	Books and Records

The Company has disclosed the existence of and made available for review by the Buyer all Books and Records. The Books and Records fairly and correctly set out and disclose in all respects the Project and financial position of the Company in accordance with Applicable Laws and IFRS and all financial transactions, assets and liabilities relating to the Company have been accurately recorded in the Books and Records. No information, records or systems pertaining to the operation or administration of the Company are in the possession of, recorded, stored or maintained by, or otherwise dependent on, any other Person.

4.1.9	The Auditor’s Certificate

The Company has no financial statements as it has not since its incorporation traded. The Auditor’s Certificate is complete and accurate in all respects.

4.1.10	Undisclosed Liabilities

As at the Signature Date, the Company has no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except as may have arisen in the ordinary course from maintaining its corporate existence and which, in aggregate, do not exceed ZAR50,000.

4.1.11	Absence of Debt; Guarantees

The Company does not have any outstanding indebtedness. The Company has not given or agreed to give, nor is the Company a party to or bound by, any guarantee, surety or other financial accommodation of or relating to any indebtedness or other obligations of any third party nor any other commitment by which the Company is, or is contingently, responsible for any such indebtedness or other obligations.

4.1.12	Absence of Changes

Since the Joint Venture Sale Date:

(a)

the Company has conducted its Business in the ordinary course, and the Company has not incurred any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise, matured or unmatured) outside the ordinary course and the Company has used its best efforts to preserve the Project;

(b)	there has not been any material change in the Project of any kind;

(c)

as at the Signature Date, there has not been any change in, or creation of, any Applicable Law, any termination, amendment or revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, an adverse effect on the Company or the Project; and

(d)	there has not been any change in the accounting principles, policies, practices or procedures of the Company or their application to the Company except to the extent required by Applicable Law.

4.1.13	Absence of Unusual Transactions

Since the Joint Venture Sale Date, the Company has not:

(a)	transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any indebtedness or claims;

(b)	incurred or assumed any indebtedness (fixed or contingent);

(c)	other than in the ordinary course of business, incurred or assumed any liability or obligation (fixed or contingent);

(d)	settled any liability, claim, dispute, proceeding, suit or appeal pending against it or against any of the Assets;

(e)	other than in the ordinary course of business, discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent);

(f)	made any material change with respect to any method of management, operation or accounting;

(g)

waived, or omitted to take any action in respect of, any rights of substantial value or entered into any commitment or transaction if such waiver, loss of rights, commitment or transaction is or would be material in relation to the Assets;

(h)	created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(i)

modified, amended or terminated any Contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business;

(j)	issued or sold any securities or any bonds, debentures or other securities, or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

(k)	declared or paid any dividend or other distribution in respect of any securities of the Company or purchased or redeemed any securities of the Company;

(l)	except as may relate to carrying out the Definitive Feasibility Study~~,~~ entered into or become bound by any contract, agreement or arrangement, written or oral;

(m)	modified, amended or terminated any Contract or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business;

(n)	suffered a Material Adverse Change in the period between the Joint Venture Sale Date and the Signature Date; or

(o)	authorized or agreed or otherwise become committed to do any of the foregoing.

4.1.14	Tax Matters

(a)	Tax Returns. The Company has not prepared and filed any Tax Returns as it was not legally required to do so.

(b)

Payment of Taxes. The Company has paid all Taxes due and payable by it or for which it is liable, whether or not such Taxes were reflected on its Tax Returns, and has paid all assessments and reassessments it has received in respect of Taxes. The Company has paid in full all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns. The Company has not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event which could result in any liability, whether actual or contingent, for Taxes, other than in the ordinary course of business. To the Sellers’ knowledge and belief the Company is not in material breach of any law relating to tax.

(c)

Reassessments. There are no reassessments of Taxes that have been issued and are outstanding. No Governmental Authority has challenged, disputed or questioned the Company in respect of Taxes or of any Tax Returns. The Company is not negotiating any draft assessment or reassessment with any Governmental Authority in respect of Taxes. The Company is not currently the beneficiary of any agreement, waiver, or other arrangement providing for an extension of time within which to file any Tax Return or pay any Tax or that would extend the statutory period in which a taxing authority may assess, reassess or collect a Tax against the Company. To the extent that it is applicable, assessments under the Tax Act and all other applicable legislation of like effect have been made with respect to the Company covering all past periods through the fiscal year ended 2016.

(d)

Withholdings. The Company has withheld from each payment made or deemed to have been made to any of its present or former employees, officers and directors, and to all Persons who are non-residents of South Africa for the purposes of the Tax Act all amounts required by law and will continue to do so until 5 pm on the Closing Date and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company has remitted all Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Authority within the time required by Applicable Law. The Company has charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by the Company.

(e)

Non-arm’s Length Transactions. No transaction or arrangement between the Company and any Person with whom the Company was not dealing at arm’s length within the meaning of Tax Act involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm’s length terms and conditions.

(f)

Tax Jurisdictions. No Governmental Authority of a jurisdiction in which the Company does not file Tax Returns has made any claim that such entity is or may be subject to taxation by such jurisdiction. To the Sellers’ knowledge, there is no basis for a claim that the Company is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(g)	VAT Vendor. The Company is duly registered as a vendor in terms of the Value- Added Tax Act, No 89 of 1991.

(h)

To the best of the Sellers' knowledge and belief the Company has not been a party to any scheme or arrangement of which the sole or main purpose was the avoidance or postponement of or reduction in liability to tax.

4.1.15	Compliance with Applicable Law

Prior to the transfer of the Assets and the Project to the Company and at all times thereafter, the Project was conducted in compliance in all material respects with all Applicable Laws, and is not in breach in any material respect of any Applicable Laws. The Company has conducted and is conducting its Business and related activities at the Project and on the Project Area, in compliance in all material respects with all Applicable Laws, and is not in breach in any material respect of any Applicable Laws and neither the Sellers nor the Company has received any notice of any alleged breach of or investigation under any such Applicable Laws.

4.1.16	Licences

The only Licences necessary or required for the Exploration and related operations of the Project and the ownership or use of the Assets are listed in Schedule F, and such Licences are held by the Company and are in full force and effect unamended. The Company is in compliance in all material respects with all provisions of the Licences and there are no grounds for or proceedings in progress, or to the Sellers’ knowledge, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Purchased Shares, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

4.1.17	Title to Assets

The Company has good title, free and clear of all Encumbrances to all of the Assets. The tangible Assets are situated at the Project Area or the business premises of the Company. The Company has not received any notice of expropriation or condemnation of all or any of the Assets and the Sellers are not aware of any expropriation or condemnation proceeding pending or threatened against or affecting all or any of the Assets or of any discussions or negotiations which could lead to any such expropriation or condemnation.

4.1.18	Contracts

(a)	Except for the Contracts listed in Schedule G, the Company is not a party to or bound by any other material Contract.

(b)

Each of the Contracts is in good standing and in full force and effect with no amendments. Each of the Contracts is valid and binding and enforceable in accordance with their respective terms against the parties thereto. The Company has complied with all material terms thereof, has paid all amounts due thereunder and has not waived any rights thereunder, and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach.

(c)

The entering into of this Agreement and/or its implementation does not constitute a breach of any of the Company's contractual obligations nor will the entering into or implementation of this Agreement entitle any Person to terminate or vary any material contract to which the Company is a party.

4.1.19	Prospecting Rights

Except as provided in Schedule H:

(a)

PTM RSA was the sole holder of the Prospecting Rights and pursuant to obtaining ministerial consent for the transfer of the Prospecting Rights from PTM RSA to the Company, the Company is the sole registered holder and beneficial owner of each Prospecting Right and each Prospecting Right has been duly lodged at the Mineral and Petroleum Titles Registration Office pursuant to Applicable Law on 26 September 2017;

(b)	the Prospecting Rights have been properly located and recorded in compliance in all material respects with Applicable Laws and are comprised of valid and subsisting rights;

(c)

the Prospecting Rights have not been offered as security to any Person nor are they subject to any Encumbrances and burdens of any nature which would in any way limit the ability of the Sellers to enter into this Agreement;

(d)	no Person, other than the Company has any material interest in the Project or the Prospecting Rights or any right to acquire such interest;

(e)	there are no earn-in rights, rights of first refusal, royalty rights or similar rights in the Project except as set out in the Shareholders’ Agreement (and the Amended Shareholders’ Agreement);

(f)

the Company has not received any notice, whether written or oral, from any Government Authority of any revocation or intention to revoke the Company’s interest in the Project or the Prospecting Rights;

(g)

the Prospecting Rights comprising the Project, as well as all surface and access rights and tenures, are in good standing under Applicable Law, and all work required under Applicable Law to be performed thereon has been performed in all material respects, all filings required to maintain the properties in good standing have been properly and timely recorded or filed with appropriate governmental authorities, and all Taxes, fees, expenditures and other payments in respect thereof have been paid or incurred;

(h)

to the Sellers’ knowledge, no person other than the Company has any right to prospect, explore or mine any mineral at the Project and no other person has any right that may conflict with or curtail the Company’s rights under the Prospecting Rights or to the Company’s right to conduct its Business;

(i)

the Company is in full compliance with the material conditions and obligations contained in all the Prospecting Rights, including all black economic empowerment and social development conditions and obligations, and with those sections of the MPRDA and the Charter which are applicable to it;

(j)	as at the Signature Date, there is no adverse claim or challenge in progress or, to the knowledge of Sellers, pending or threatened against, or to, the title to or ownership of the Prospecting Rights;

(k)

the Sellers have provided the Buyer with access to full and complete copies of all prospecting information and data in its possession or under its control with respect to the Prospecting Rights, including, without limitation, all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Prospecting Rights and the Company will, upon the transfer of the Prospecting Rights have the sole right, title, ownership and right to use all such information, data reports and studies;

(l)

the Property Area has no conditions, restrictions and/or rights of third parties attaching thereto other than in regard to zoning which conditions, restrictions and/or rights of third parties would affect the conduct of prospecting and/or mining activities in respect of the Prospecting Rights except as may be set out in the Prospecting Rights and/or as may apply in terms of Applicable Law;

(m)

the Sellers and/or the Company have not received any written notices under section 93 or 47 of the MPRDA (other than as disclosed as part of the Due Diligence Data) in relation to the Prospecting Right during the 12 month period prior to the Signature Date;

(n)

no steps have been taken by any Person, body or authority to cancel, terminate, withdraw or suspend the Prospecting Rights, nor is are Sellers aware of any fact, matter or circumstance which may lead to any such cancellation, termination, withdrawal or suspension of any of the Prospecting Rights;

(o)

no notice has been given of any actions, suits or legal, administrative or other proceedings or investigations, pending or threatened, before any court, agency or other tribunal in respect of the Prospecting Rights which might adversely affect such rights,

(p)

if the Sellers and/or the Company receive a written notice contemplated in Sections 4.1.19(m), 4.1.19(n) or 4.1.19(o) prior to the Closing Date, the Sellers undertake to notify the Buyer within 7 (seven) days of receipt of such notice. The Sellers shall take reasonable steps to remedy the matter or circumstances giving rise to the notice;

(q)

to the knowledge of the Sellers, all work and activities carried out on the Prospecting Rights has been carried out in all material respects in compliance with all Applicable Laws, excluding environmental laws, and the Sellers have not received any notice of any material breach of any such Applicable Laws;

(r)

the Sellers have made full disclosure to the Buyer of all material facts of which Sellers have knowledge relating to the Prospecting Rights and which would be relevant to a reasonable Person in the position of the Buyer investing in the Company as contemplated in this Agreement.

4.1.20	Environmental Matters

(a)

The conditions existing on or with respect to the Project and the Company’s ownership and operation thereof are not (i) in violation in any material respect of any Applicable Laws (including without limitation any environmental laws) or (ii) causing or resulting in any material damage or environmental liabilities or impairment to the health, safety, or enjoyment of any person at or on the properties or in the general vicinity of the properties in violation of Applicable Law; and

(b)

there have been no past material violations by the Company or, to the knowledge of the Sellers, by any of its predecessors in title of any environmental laws or other laws affecting or pertaining to the Project, nor any past creation of material damage or threatened material damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the properties in material violation of Applicable Law.

(c)	No environmental claims exist in relation to the Prospecting Rights and to the knowledge of the Sellers there are no circumstances which may lead to a claim.

4.1.21	Litigation

There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and application for review, in progress against, by or relating to the Company, the Assets, the Prospecting Rights nor to the Sellers’ knowledge are any of the same pending or threatened. The Sellers are not aware of any state of facts which would provide a valid basis for any of the foregoing. There is not at present outstanding or pending against the Company any Order that may adversely affect the Company or the Assets in any way or that in any way relates to this Agreement or the transactions contemplated herein.

4.1.22	Insurance

(a)

The Company and its Assets are at the Signature Date or will on or before the Closing Date be insured by reputable insurers against liability, loss and damage and worker’s compensation where applicable, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date and the Sellers hereby indemnify the Buyer against any claim or liability in respect thereof. Schedule I is an accurate and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Company, either as of the Signature Date, or if not so insured, on the Closing Date. The Company is not and will not on the Closing Date be in default with respect to any of the provisions contained in any such insurance policy, whether as to the payment of premium or otherwise. All such policies of insurance are and will on the Closing Date be in full force and effect.

(b)

The Sellers are not aware of any facts, matters or circumstances which are likely to give rise to the cancellation of any policy or the repudiation of any claims thereunder or to any policy not being renewed in the future or being renewed only on more onerous terms or conditions.

4.1.23	Certain Interests

The Company has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Company is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”). No Seller and no Affiliate of any Seller (each, a “Related Party”) is a party to any Contract with the Company, no Related Party is indebted to the Company and the Company is not indebted to any Related Party. No Related Person possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor or supplier, dealer, lessor or lessee of the Company; or has any interest in any assets used or held for use by the Corporation.

4.1.24	Employees

Since the date of incorporation of the Company, the Company has not employed any person as employee or made any offer of employment to any person.

4.1.25	Anti-Corruption and Anti-Bribery Laws

Neither the Company nor any of its directors, officers or employees or agents, consultants or representatives:

(a)

has violated, and Sellers’ execution and delivery of and performance of their obligations under this Agreement will not violate, any Applicable Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licenses issued thereunder in each case to which the Company or Seller is subject;

(b)

has, in the course of its actions for, or on behalf of the Company (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (iii) violated or taken any act that would violate any provision of the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Applicable Laws of other jurisdictions, or (iv) violated or taken any act that would violate any provision of the Bribery Act (U.K.) or other similar Applicable Laws of other jurisdictions;

(c)

has, directly or indirectly, taken any action in violation of any economic, financial and trade embargoes and sanctions laws, regulations, rules and/or restrictive measures administered, enacted or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union, the United States Department of State or the United Kingdom (“Sanctions”);

(d)

is a person or entity that is (i) listed or referred to on, or owned or controlled by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List (as defined below); (ii) located in, incorporated under the laws of, or acting on behalf of a person or entity located in or organized under the laws of, any country or territory that is or has been the target of and/or subject to any comprehensive country- or territory-wide Sanctions (which shall include, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (iii) otherwise a target of Sanctions (and, for purpose of this Section, “Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission or any similar list maintained by, or public announcement of Sanctions designation made by the European Union, the United States Department of State or the United Kingdom); or

(e)	has engaged in any business with any Restricted Entity.

4.1.26	BEE Compliance

As at the Signature Date the Company complies with all black economic empowerment and social development conditions and obligations requirements of the MPRDA and the Charter.

4.1.27	Disclosure

(a)

No representation or warranty in this Agreement contains any untrue statement of a fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective buyer of the Purchased Shares seeking full information as to the Purchased Shares, the Company, and the Assets. Without limiting the scope of the foregoing, none of the Sellers is aware of any change, event or occurrence that has taken place or is pending that has, or in the future could reasonably be expected to have, a Material Adverse Change on the value or ownership of the Purchased Shares, the Company, or the Assets, the prospects of the Company or the ability of the Company to operate the Project subsequent to the Closing Date in the manner in which it has been operated by the Company prior to and on the Closing Date, or which could increase the costs incurred by the Company in operating the Project subsequent to the Closing Date, including any pending or present change in any Applicable Law or other requirement, including the obtaining or maintenance of Licences or approvals.

(b)

The Sellers have disclosed as part of the documents made available to the attorneys of the Buyer (“Disclosed Documents”) all facts and information relating to the Project and/or the Company, their business, books, records and assets, which may reasonably be relevant to the acquisition of the Purchased Shares and/or the price payable in respect thereof and the Sellers are not aware of any facts, matters, events or circumstances which would impact on the Buyer’s decision to invest in the business conducted by the Company, including, without limitation, in relation to its relationship with existing, former or potential suppliers and customers.

(c)

The information contained in the Disclosed Documents accurately represents the assets and liabilities of the Company, and the Sellers hereby indemnify the Buyer against any claim or liability in respect thereof.

(d)

The Sellers warrant the accuracy and completeness of all information contained in the Disclosed Documents and warrant that all information and documentation was provided to the Buyer to assist the Buyer in adequately determining all potential risks associated with transaction contemplated by this Agreement.

4.2	Representations and Warranties of Individual Sellers

Each Seller severally and not jointly with respect to any other Seller hereby represents and warrants to the Buyer with respect to such Seller as follows and acknowledges that the Buyer is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

4.2.1	Corporate Matters

(a)

Such Seller is duly incorporated and organized, and validly existing under the laws of its jurisdiction of incorporation or other formation and no proceedings have been taken or authorized by the Seller or to such Seller’s knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of such Seller.

(b)

Such Seller has all necessary power, authority and capacity to own the Purchased Shares owned by it and such Seller has all necessary power, authority and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and each of the Closing Documents to which it is a party.

(c)

The execution, delivery, observance and performance by such Seller of this Agreement and the Closing Documents to which it is a party and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of such Seller.

(d)

This Agreement has been, and each Closing Document to which such Seller is a party will on Closing have been, duly executed and delivered by it and this Agreement constitutes, and each such Closing Document will on Closing constitute, a valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

(e)

Other than the Shareholders’ Agreement, the Amended Shareholders’ Agreement, and the Call Option, there are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Purchased Shares to which such Seller is a party or by which it is bound.

4.2.2	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by such Seller of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under (i) any Applicable Law; (ii) any Licence; (iii) articles, by-laws or other constating documents of such Seller; or (iv) the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which such Seller is a party, or by which it is bound or affected;

(b)	results in the creation or imposition of any Encumbrance on any of the Purchased Shares or Assets; or

(c)	relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.

4.2.3	Title To Purchased Shares

Such Seller has good title to the Purchased Shares set forth opposite such Seller’s name on Schedule C hereto, free and clear of all Encumbrances and, at the Closing Date, such Seller shall transfer good title to such Purchased Shares to Buyer free and clear of all Encumbrances. Such Seller has the full power, right and authority to vote and transfer the Purchased Shares owned by such Seller, subject to the restrictions on transfer in the articles of the Company which shall have been complied with prior to the Closing Date. All of such Purchased Shares have been received by such Seller in compliance with all (i) Applicable Laws and (ii) pre-emptive, statutory or contractual rights, if any, of any Person. Such Seller (i) does not own or have any right to any equity interest in the Company other than such Purchased Shares and (ii) does not have or hold any Encumbrance against the Company or any of the Assets. Without limiting the foregoing, such Seller has not granted or agreed to grant, orally or in writing, any option, right, warrant, privilege or other commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of any of the Purchased Shares owned by such Seller.

4.2.4	Consents and Approvals

Except as may arise in terms of the Exchange Control Regulations, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by such Seller, (a) in connection with (i) the Closing; (ii) the execution and delivery by such Seller of this Agreement or the Closing Documents to which it is a party; or (iii) the observance and performance by such Seller of their obligations under this Agreement or the Closing Documents to which it is a party; or (b) to avoid the loss of any Licence relating to the Project as a result of any of the foregoing.

4.2.5	Litigation

There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and application for review, in progress against, by or relating to such Seller, which could adversely affect the ability of such Seller to own the Purchased Shares or to complete the transactions contemplated hereby or to otherwise observe and comply with its obligations under this Agreement or any Closing Document to which it is a party, nor to such Seller’s knowledge are any of the same pending or threatened. Such Seller is not aware of any state of facts which would provide a valid basis for any of the foregoing.

4.3	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers as set out in the following Subsections of this Section and acknowledges that the Sellers are relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

4.3.1	Corporate Matters

(a)

The Buyer is a corporation duly incorporated, organized and not dissolved under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Buyer or, to the best of the Buyer’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer.

(b)

The Buyer has all necessary corporate power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)

The Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)

This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing have been, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

4.3.2	Absence of Conflicting Agreements

None of the execution and delivery of, nor the observance and performance by the Buyer of, any covenant or obligation under, this Agreement or any Closing Document to which it is a party or the Closing contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under: (i) any Applicable Law; (ii) the constating documents or directors’ or shareholders’ resolutions of the Buyer; or (iii) the provisions of any agreement, obligation or instrument, to which the Buyer is a party, or by which it is bound or affected.

4.3.3	Consents and Approvals

No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Buyer in connection with: (i) the Closing, (ii) the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or (iii) the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

4.4	Commission

Each Party represents and warrants to each other Party that the Company will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that first-mentioned Party.

4.5	Costs payable by the Company

Each Seller represents and warrants to the Buyer that the Company will not be liable for any costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

4.6	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications: (i) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

4.7	Survival of Covenants, Representations and Warranties of Sellers

All representations, warranties, covenants and agreements made by the Sellers in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:

(a)

the representations and warranties set forth in Sections 4.1.1, 4.1.5, 4.1.17, 4.2.1, 4.2.3 and 4.4 (collectively, the “Sellers’ Fundamental Representations”) of this Agreement shall survive the Closing and continue without time limit;

(b)

the representations and warranties set forth in Section 4.1.14 of this Agreement in respect of a particular taxation year, period (or part thereof) or event shall survive the Closing and shall continue until 180 days after the expiration of the relevant Tax Assessment Period;

(c)

all of the other representations and warranties contained in this Agreement or any other Closing Document shall survive for a period of 12 months from the Closing Date; and after such period, the Sellers shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(d)	all covenants, indemnities and agreements of the Sellers contained in this Agreement or any Closing Document shall survive the Closing and continue until performed or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any intentional misrepresentation or fraud of any of the Sellers.

4.8	Survival of Covenants, Representations and Warranties of Buyer

All representations, warranties, statements, covenants and agreements made by the Buyer in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:

(a)	the representations and warranties set forth in Sections 4.3.1 and 4.4 shall survive the Closing and continue without time limit (collectively, the “Buyer’s Fundamental Representations”);

(b)

all of the other representations and warranties in this Agreement and in any Closing Document shall survive for a period of only 12 months from the Closing; after such period, the Buyer shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(c)	all covenants, indemnities and agreements of the Buyer contained in this Agreement or any Closing Document shall survive the Closing and continue until performed or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Sellers to bring any claim, action or proceeding based on any intentional misrepresentation or fraud of the Buyer.

ARTICLE 5
OTHER COVENANTS OF THE PARTIES

5.1	Filings with Governmental Authorities

As soon as practicable and to the extent required, the Buyer shall make all filings, notices or requests for approval required to be given or made to any Governmental Authority in connection with the sale and transfer of the Purchased Shares. Each Party shall furnish or cause to be furnished to the other such information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by it but neither the Buyer nor the Sellers shall be obligated to provide to any Governmental Authority any undertakings or commitments other than those that are not unduly onerous or which are commonly provided in transactions of the nature and size contemplated by this Agreement.

5.2	Injunctions

If any court or tribunal having jurisdiction over any of the Parties issues any injunction, decree or similar order on or before the Closing Date which would prohibit or materially restrict or hinder the Closing, the Party against whom the injunction decree or order, has been issued, shall use its reasonable efforts to have such injunction, decree or order dissolved or otherwise eliminated as promptly as possible and, in any event, on or before to the Closing Date.

5.3	Actions to Satisfy Closing Conditions

Each Party shall take all such actions as are within its power to control, and shall use its reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all conditions set forth in Article 6 which are for the benefit of any Party. The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

ARTICLE 6
CLOSING

6.1	Delivery of Certificates

6.1.1	On the Closing (PTM), or the Extended Closing Date (as defined in Section 7.5 below), PTM RSA shall transfer and deliver to the Buyer the Documents of Title for the relevant Purchased Shares.

6.1.2

On the Closing (JOGMEC), or the Extended Closing Date (as defined in Section 7.5 below), JOGMEC shall transfer and deliver to the Buyer notices in terms of Section 8 of the Escrow Agreement authorising the Escrow Agent to release the Purchased Shares to the Buyer and the Purchase Price to the Sellers in accordance with Article 3.

6.2	Place of Closing

The Closing shall take place at the Sandton offices of PTM RSA’s South African counsel, or at such other place as may be agreed upon by the Sellers and the Buyer.

ARTICLE 7
CONDITIONS PRECEDENT

7.1	Suspensive Condition

7.1.1

The operation of this Agreement, save for Article 1, Article 7 and Article 9, which shall come into operation and be binding on the Parties from the Signature Date, is subject to the fulfilment of the following suspensive conditions:

(a)

JOGMEC and Tiger Gate shall have obtained the written approval of the Financial Surveillance Department of the South African Reserve Bank in terms of the Exchange Control Regulations in respect of the transactions recorded in this Agreement and in the Call Option, which approval must be either unconditional or subject to conditions reasonably acceptable to JOGMEC and Tiger Gate; and

(b)

Implats shall have obtained the written approval of the Financial Surveillance Department of the South African Reserve Bank in terms of the Exchange Control Regulations in respect of the transactions recorded in this Agreement, which approval must be either unconditional or subject to conditions reasonably acceptable to Implats.

7.1.2

The Suspensive Condition stipulated in 7.1.1(a) is for the benefit of all of the Parties, and accordingly may, at any time before the delivery of the written notice referred to in 7.1.3, only be waived in writing by all the Parties. The Suspensive Condition stipulated in 7.1.1(b) is for the benefit only of Implats, and accordingly may, at any time before the delivery of the written notice referred to in in 7.1.3 be waived in writing by Implats.

7.1.3

If the Suspensive Conditions are not fulfilled, or their fulfilment is not waived, within twenty Business Days of the Signature Date (or such later date that is a Business Day as may be agreed by the Parties in writing) then, upon the delivery by any Party of written notice to all the other Parties declaring that one or all of the Suspensive Conditions have failed, this Agreement shall lapse, and shall cease to be of any force or effect, and no Party shall have any claim against any other Party arising out of the failure of a Suspensive Condition.

7.2	Buyer’s Conditions

The Buyer shall be obliged to complete the Closing only if each of the Conditions Precedent set out in the following Subsections of this Section 7.2 have been satisfied in full before the Closing Date in respect of Closing (PTM). Each of such Conditions Precedent is for the exclusive benefit of the Buyer and the Buyer may waive any of them in whole or in part in writing.

(a)

Accuracy of Representations and Performance of Covenants. On the Closing Date, all of the representations and warranties of the Sellers made in or pursuant to this Agreement will be true and correct as if made on and as of the Closing Date. On or before the Closing Date, the Sellers shall have observed or performed in all respects all of the obligations, covenants and agreements that are to be performed by them on or before the Closing Date. The Buyer shall have received immediately prior to the Closing Date a certificate from each Seller certifying that the conditions in this Section 7.2(a) have been satisfied.

(b)

Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Sellers of their obligations under this Agreement shall be satisfactory to the Buyer and its counsel, acting reasonably. The Buyer shall have received copies of the Closing Documents required to be delivered on or before Closing and all such documentation or other evidence as it may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Buyer and its counsel.

(c)

Consents, Authorizations and Registrations. All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Date.

(d)

Litigation. No Order shall have been entered that prohibits or restricts the Closing. None of the Parties (including the Buyer), nor any of their respective directors, officers, employees or agents, shall be a defendant in or third party to or threatened with any litigation or proceedings before any Governmental Authority which, in the opinion of the Buyer, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or any Closing Document.

(e)	Opinion of Counsel for PTM RSA. The Buyer shall have received an opinion of counsel to PTM RSA dated the Closing Date in such form approved by the Buyer, acting reasonably.

(f)

Commitment Regarding Proceeds. The Buyer shall have received evidence satisfactory to the Buyer, acting reasonably, that PTM RSA has committed $5 million of the Purchase Price received by PTM RSA to fund the first $5 million of PTM RSA’s funding obligations in respect of the Definitive Feasibility Study.

(g)	Amended Shareholders’ Agreement. The shareholders of the Company, including the Sellers and the Buyer, shall have on the Signature Date executed and delivered the Amended Shareholders’ Agreement.

(h)

Adoption of new memorandum of incorporation. The shareholders of the Company, including the Sellers, shall have adopted and resolved to lodge a new memorandum of incorporation of the Company with the CIPC promptly following the Closing Date, which shall be in form and substance satisfactory to the Buyer, acting reasonably.

(i)

Lodgement. PTM RSA and the Company shall have lodged the Notarial Deed of Cession (within 60 days of execution) at the Mineral and Petroleum Titles Registration Office in terms of section 11(4) of the MPRDA.

(j)

Call Option. The parties to the Call Option shall have on the Signature Date executed and delivered the Call Option and the condition set out in clause 4.1.3 of the Call Option shall have been fulfilled on or before Closing Date.

(k)	Due Diligence Data. The relevant Parties shall have initialled and are in possession of the encrypted USB devices containing the Due Diligence Data;

7.3	Sellers’ Conditions

The Sellers shall be obliged to complete the Closing only if each of the Conditions Precedent set out in the following subsections of this Section 7.3 have been satisfied in full at or before the Closing Date. Each of such Conditions Precedent is for the exclusive benefit of the Sellers and the Sellers may waive any of them in whole or in part in writing.

(a)

Accuracy of Representations and Performance of Covenants. At the Closing Date, all of the representations and warranties of the Buyer made in or pursuant to this Agreement will be true and correct as if made at the Closing Date. At the Closing Date, the Buyer shall have observed or performed in all respects all of the obligations, covenants and agreements to be performed by it at or before the Closing Date. The Sellers shall have received immediately prior to Closing Date a certificate from a senior officer of the Buyer certifying, to the best of such officer’s knowledge, information and belief (after due enquiry) that the conditions in this Section 7.3(a) have been satisfied.

(b)

Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents and relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Buyer of its obligations under this Agreement shall be satisfactory to the Sellers and their counsel. The Sellers shall have received copies of the Closing Documents required to be delivered on or before Closing and all such documentation or other evidence as they may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Sellers and their counsel.

(c)

Consents, Authorizations and Registrations. All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Date.

(d)	Amended Shareholders’ Agreement. The Buyer shall have executed and delivered the Amended Shareholders’ Agreement.

(e)	Due Diligence Data. The relevant Parties shall have initialled and are in possession of the encrypted USB devices containing the Due Diligence Data;

(f)

Call Option. The parties to the Call Option shall have on the Signature Date executed and delivered the Call Option and the condition set out in clause 4.1.3 of the Call Option shall have been fulfilled on or before Closing Date.

7.4	Waiver

Any Party may waive, by notice to the other Parties, any condition set forth in this Article 7 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

7.5	Termination on Failure to Satisfy Conditions

If any condition set forth in Section 7.2 or 7.3 is not satisfied at the Closing Date any Party shall be entitled but not obliged, before the Closing Date (“Original Closing Date”) and on written notice to the other Parties, designate an extended closing date (“Extended Closing Date”) that is a Business Day that is not more than 10 Business Days after the Original Closing Date and if the condition remains unsatisfied at the Original Closing Date or the Extended Closing Date (as the case may be), or if it becomes apparent that any such condition cannot be satisfied at the Original Closing Date or the Extended Closing Date (as the case may be), the Party entitled to the benefit of such condition (the “First Party”) may terminate this Agreement by notice in writing to the other Party and in such event:

(a)

unless the other Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are not reasonably capable of being performed or caused to be performed as a result of a default by the First Party or have not been satisfied by reason of a default hereunder by the First Party, the First Party shall be released from all obligations hereunder; and

(b)

unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement ought to have been reasonably capable of being performed or caused to be performed by the other Party in the absence of a default by the other Party or have not been satisfied by reason of a default hereunder by the other Party, the other Party shall also be released from all obligations hereunder.

For the avoidance of doubt, the Closing Date shall only be capable of change to an Extended Closing Date on one occasion.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnification by Sellers

(a)

Subject to Sections 8.1(b), 8.1(c) and 8.3 , following Closing, the Sellers shall jointly and severally, indemnify and hold harmless, the Buyer, including its officers, directors and employees (collectively, the “Buyer Indemnified Parties”) for, and will pay the amount of, any loss, liability, claim, damage or expense (including reasonable legal fees), whether or not involving a third party claim (collectively, “Damages”), suffered or incurred by the Buyer Indemnified Parties and arising from or in connection with any breach by the Sellers (or either of them) of any obligation, or any untruth or inaccuracy by Sellers (or either of them) in this Agreement or in any Closing Document.

(b)

Subject to 8.3, the Sellers jointly, in their Respective Proportions, indemnify and hold harmless the Buyer Identified Parties for Damages incurred by the Buyer Indemnified Parties and arising from or in connection with any breach by the Sellers (or either of them) of any representation or warranty made by Sellers (or either of them) in this Agreement or in any Closing Document, save for any representation or warranty expressly stated to be the several representations, warranties, covenants and liabilities of each Seller.

(c)

Each Seller, solely, indemnifies and holds harmless the Buyer Identified Parties for Damages incurred by the Buyer Indemnified Parties arising from any breach by either of the Sellers in connection with any failure to fulfil their obligations in terms of Section 3.1 of this Agreement or for any defect in any Closing Document which prevents the transfer of the Purchased Shares being effected from either of the Sellers to the Buyer.

(collectively referred to as “a Buyer Claim”)

8.2	Indemnification by Buyer

Subject to Section 8.3, following Closing, the Buyer shall indemnify and hold harmless Sellers and their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) for, and will pay the amount of, any Damages suffered or incurred by the Seller Indemnified Parties and arising from or in connection with any:

(a)	breach by the Buyer of, or any untruth or inaccuracy of, any representation or warranty made by the Buyer in this Agreement or in any Closing Document; or

(b)	breach or failure to perform any covenant to be performed by the Buyer in this Agreement or in any Closing Document.

(collectively referred to as “a Seller Claim”)

8.3	Limitation of Liability for Indemnities

(a)

Neither the Sellers nor the Buyer, as the case may be (each an “Indemnifying Party”), shall be liable to the others or their respective officers, directors and employees (each, an “Indemnified Party”) for, as the case may be, any Damages whether pursuant to Section 8.1(a) or Section 8.1(b), as applicable or otherwise, unless and until the accumulated aggregate Damages of the Indemnified Party exceed $100,000.00 (the “Basket”), in which event the Indemnifying Party shall thereafter be responsible for all Damages including the amount of the Basket.

(b)

Notwithstanding anything to the contrary elsewhere in this Agreement, each Seller’s aggregate total liability under this Agreement, including this Article 8, to the Buyer shall not in any circumstances exceed the amount of the Purchase Price paid or payable to that Seller, and the Buyer’s total liability under this Agreement, including this Article 8, to the Sellers shall not in any circumstances exceed the amount of the Purchase Price.

(c)	Notwithstanding anything to the contrary contained anywhere else in this Agreement the Parties shall not have any liability to each other under this Agreement:

(i)	for any consequential or special damage or loss, including loss of profit, loss of goodwill, injury to business reputation and/or loss of business opportunities;

(ii)

to the extent that the entire circumstances or facts giving rise to a Buyer Claim are actually known to the Buyer including by way of disclosure to the Buyer in the Due Diligence Data (as applicable) not less than two business days prior to the Signature Date (in sufficient detail and with sufficient context in order for the Buyer to appreciate generally the existence of the Buyer Claim and the quantum of the Buyer Claim);

(iii)	to the extent that the Claim is based on a liability that is contingent only, unless and until such contingent liability becomes due within the applicable periods referred to in Section 4.8; and

(iv)	to extent that the Claim arises or is increased as a result of, or is otherwise attributable wholly or partly to:

(A)	in the case of a Buyer Claim, any act or omission by the Sellers or the Company at any time after the Signature Date at the request of, or with the approval of, the Buyer;

(B)	in the case of a Seller Claim, any act or omission by the Buyer or at any time after the Signature Date at the request of, or with the approval of, a Seller;

(C)	any voluntary act or omission on the part of the Party seeking to bring the Claim or its directors, officers, employees or agents at any time after the Signature Date;

(v)

any payment made by either Seller to the Buyer in respect of a Claim shall (if it occurs after the payment of the Purchase Price) constitute an amount repaid by the Seller and, accordingly, be a reduction in the amount of the Purchase Price paid in respect of the Purchased Shares that was previously received by the Seller.

8.4	Notice of Claim

The Indemnified Party shall assert a Claim by giving notice (a “Notice of Claim”) to the Indemnifying Party as soon as practicable, and in any event no later than 30 days after the Indemnified Party becoming aware of the claim, which notice shall set out the basis for the claim, including by identifying the specific representation, warranty and/or covenant which is alleged to have been breached and an estimate of Damages.

8.5	Defense of Claim or Action

(a)

An Indemnifying Party shall have 30 days from receipt of the Notice of Claim (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Notice of Claim and (ii) if applicable, whether or not it elects to defend the Indemnified Party against any third party action, proceeding or claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend the Indemnified Party with respect to such action, proceeding or claim, the Indemnifying Party shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, and shall have the right to defend the Indemnified Party by appropriate proceedings, provided that such counsel shall be satisfactory to the Indemnified Party, acting reasonably. Subject to Section 8.3, all costs and expenses incurred by the Indemnifying Party in defending any such action, proceeding or claim shall be a liability of, and shall be paid by, the Indemnifying Party. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense, but control of such defense or settlement shall remain with the Indemnifying Party. Notwithstanding the foregoing, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such action, proceeding or claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such action, proceeding or claim. In the event that the Indemnified Party shall receive written advice of counsel that the Indemnified Party would have available to it one or more defenses or counterclaims that are in addition to, or inconsistent with, one or more of those that may be available to the Indemnifying Party in respect of such action, proceeding or claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such action, proceeding or claim (provided such Indemnified Party shall only be entitled to one set of counsel in each applicable jurisdiction) and the cost thereof shall, subject to Section 8.3, be paid by the Indemnifying Party, provided that the Indemnified Party shall not settle any such action, proceeding or claim without the written consent of the Indemnifying Party.

(b)

If the Indemnifying Party elects not to defend the Indemnified Party against such an action, proceeding or claim then the Indemnified Party may engage counsel to defend, settle or otherwise dispose of such action, proceeding or claim and the amount of any such action, proceeding or claim, or, if the same be contested by the Indemnified Party, then, subject to Section 8.3, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party; provided, that in no event shall the Indemnifying Party be liable to the Indemnified Party for the cost of employing or using in-house legal counsel regardless of whether the Indemnified Party has, or has not, assumed the defense or settlement of such action, proceeding or claim.

8.6	Exclusive Remedy

Following Closing, except in the case of intentional misrepresentation or fraud, this Article 8, together with Sections 3.4.2(c), 9.5, 9.7 and 9.8, shall be the sole and exclusive remedy of the Parties for any and all breaches of this Agreement.

ARTICLE 9
GENERAL

9.1	Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. If this Agreement is terminated, the obligation of a Party to pay its own expenses will be subject to any rights a Party may have arising from breach of the Agreement by another Party.

9.2	Time

Time is of the essence of each provision of this Agreement.

9.3	Notices

(a)

Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours on a Business Day and left with the recipient (for notice delivered to individuals) or with a receptionist or other responsible employee of the recipient at the applicable address set forth below; or (ii) sent by facsimile transmission or e-mail during normal business hours on a Business Day;

at the addresses set out below:

Name	Physical Address	Telefax

JOGMEC	2-10-1 Toranomon,	+81-3-6758-8058
Minato-ku, Tokyo
105-0001,

Marked for the attention of: Taro Kabashima
with a copy emailed to: kabashima-taro@jogmec.go.jp
and to: Herbert.Ono@mcmillan.ca
and to: bruce@fhinc.co.za

Name	Physical Address	Telefax

Tiger Gate	2nd Floor Bridge House
Boundary Terraces
Mariendahl Lane
Newlands, Cape Town
7700 South Africa

Marked for the attention of: Mandy Collis
with a copy emailed to: mandy@gmgfinancial.com,
and to: kabashima-taro@jogmec.go.jp
and to: Herbert.Ono@mcmillan.ca
and to: bruce@fhinc.co.za

Name	Physical Address	Telefax

Mnombo	19 Edward Street	+27 11 447 1000
Westdene
Benoni

Marked for the attention of: Mlibo Mgudlwa
with a copy emailed to: mmgudlwa@platinumgroupmetals.co.za

Name	Physical Address	Telefax

PTM RSA	1st Floor, Platinum House	+27 11 447 1000
24 Sturdee Avenue
Rosebank

Marked for the attention of: Michael Wasserfall
with a copy emailed to: mike@platinumgroupmetals.co.za
and to: allan.reid@cdhlegal.com

Name	Physical Address	Telefax

PTM	Bentall Tower 5	+1 604 484 4710
Suite 788 - 550 Burrard Street
Vancouver,BC
Canada V6C 2B5

Marked for the attention of: Frank Hallam
with a copy emailed to: frh@platinumgroupmetals.net

Name	Physical Address	Telefax

Implats	2 Fricker Road	+27 11 731-9254
Fax: (011) 731-9254
Illovo
Johannesburg
2196

Marked for the attention of: The Company Secretary
With a copy emailed to Tebogo.llale@implats.co.za

Name	Physical Address	Telefax

Company	1st Floor, Platinum House	+27 11 447 1000
24 Sturdee Avenue
Rosebank

Marked for the attention of: Michael Wasserfall
with a copy emailed to: mike@platinumgroupmetals.co.za and
allan.reid@cdhlegal.com

(b)

Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received: (i) in the case of personal delivery, if delivered before 5:00 p.m. (in the place of receipt), on the day it was delivered; otherwise, on the first Business Day thereafter; or (ii) in the case of facsimile transmission or e-mail, on the same day that it was sent if sent on a Business Day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first Business Day thereafter. Any Party may change its address for notice by written notice delivered to the other Parties.

9.4	Dispute Resolution

(a)

Any litigation, controversy, disagreement, difference or claim that may arise between the Parties regarding the interpretation, performance, termination, force, nullity, voidability or validity to or in connection with this Agreement (“Dispute”), which cannot be solved by unanimous agreement by the affected Parties, shall be resolved in accordance with this Section 9.4.

(b)

Any Shareholder may refer the Dispute for the final resolution of the Dispute in question and subject to Section 9.4(d). The arbitration shall be held at Johannesburg before a single arbitrator in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”), which arbitration shall be administered by AFSA, subject to the following:

(i)	the proceedings of the arbitration shall be conducted in English; and

(ii)	all documents, memoranda, filings and related documents shall be submitted in English.

(c)

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before a single arbitrator appointed by agreement between the parties to the Dispute or failing agreement within 10 Business Days of the demand for arbitration, then any party to the dispute or difference shall be entitled to forthwith call upon the chairperson of the Bar Council of the city or town in which the registered office of the Company is situated (or which is closest thereto) to nominate the arbitrator, provided that the person so nominated shall be an advocate or attorney of not less than 15 years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the Dispute. In the event of the attorneys of the parties to the Dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

(d)	The Parties expressly submit themselves to the jurisdiction of the judges and courts of South Africa for any matter which cannot be lawfully arbitrated.

(e)	Nothing herein contained shall be deemed to prevent or prohibit a Party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

(f)

Pending settlement of any Dispute, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with a judgment of court or an award rendered in an arbitration settling such dispute.

(g)

Any arbitration in terms of this Section 9.4 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the Dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

(h)	This Section 9.4 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement or any withdrawal or relinquishment by a Shareholder.

(i)

The Parties agree that the written demand by a party to the Dispute in terms of Section 9.4(b) that the Dispute be submitted to arbitration is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

9.4.2	No agency

Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

9.5	Breach

9.5.1	For the purposes of this Section a breach shall be deemed to be material if:

(a)

it is incapable of being remedied by payment, goes to the root of the contract, and the Party committing the breach fails to remedy it within 14 Business Days of receipt of written notice from any other Party calling on it to do so; or

(b)

it is capable of being remedied by payment, goes to the root of the contract, and the Party committing the breach fails to remedy the breach or make the payment in question within 14 Business Days of receipt of written notice from any other Party calling on it to do so.

(c)

If any Party commits a material breach of this agreement, then, without prejudice to any other claim that any other party may have, whether under this Agreement or in law, including, without limitation, any claim for damages, that Party may cancel this Agreement on written notice to the defaulting Party, and all other Parties.

9.5.2

If any Party commits any other breach of this Agreement and fails to remedy that breach within 14 Business Days of written notice from any other Party calling on the Party in default to do so, then the Party giving notice may claim specific performance or damages or both, as the case may be, but shall have no right of cancellation.

9.6	Assignment

(a)

The Buyer may, without the consent of the Sellers, assign this Agreement and its rights and benefits hereunder to its Affiliate on condition that the Buyer guarantees its Affiliate’s performance of all of the Buyer’s obligations under this Agreement.

(b)

JOGMEC and Tiger Gate may, without the consent of any of the other Parties, cede their rights and delegate their obligations under this Agreement to a JOGMEC Related Party (as defined in the Shareholders Agreement), provided that the JOGMEC Related Party shall assume all of JOGMEC’s rights and obligations under this Agreement as well as in the Shareholders Agreement and the Call Option against execution and delivery of the relevant Accession Undertaking.

(c)

Subject to Section (a) and (b) above, (i) no Party may assign any rights or benefits under this Agreement to any Person; (ii) each Party agrees to perform its covenants and obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those covenants and obligations; and (iii) no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against any other Party except to the extent that such other Party has consented to it in writing.

(d)

Subject to Sections (a) and (b) above, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, administrators, executors, personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

9.7	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power, as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

9.8	Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to, without prejudice to, and not in substitution for, any rights or remedies provided by law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

9.9	Public Announcements

Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law and the rules of any applicable stock exchange. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Parties prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties, provided such agreement is not unreasonably delayed.

9.10	Entire Agreement

This Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement, or the Closing Documents.

9.11	Amendment

This Agreement may be amended, modified or supplemented only by the written agreement of the Buyer and the Sellers.

9.12	Variation and waiver

No variation of this Agreement shall be effective unless it is in writing and signed in manuscript by the Parties (or their authorised representatives) and no form of electronic signature or electronic communication or exchange shall constitute compliance with this requirement.

9.13	Severability

If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question illegal, invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision contained herein illegal, invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.14	Agreement survives Closing

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.15	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

9.16	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

9.17	Facsimile Execution

To evidence the fact that a Party has executed this Agreement, such Party may send a copy of its executed counterpart to all other Parties by e-mail, in a Portable Document Format (PDF) file. That Party will be deemed to have executed this Agreement on the date it sent such e-mail. In such event, such sending Party shall forthwith deliver to the other Parties the counterpart of this Agreement originally executed by such Party.

9.18	Independent Legal Advice

Each of the Parties hereby acknowledges and agrees that: (i) it has had an opportunity to obtain independent legal advice before entering into this Agreement; (ii) it fully understands the advantages and disadvantages of obtaining such independent legal advice; (iii) it understands the respective rights and obligations of the parties under, and the nature and consequences of, this Agreement; and (iv) it is signing this Agreement voluntarily.

TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement.

Counterpart Signature:

Signed at  on 16 October, 2017

Impala Platinum Holdings Limited

/s/ Nico Muller
Authorised and warranting that authority

/s/ Brenda Berlin
Authorised and warranting that authority

Counterpart Signature:

Signed at Vancouver on 13 October, 2017

Platinum Group Metals (RSA) Proprietary Limited

/s/ R. Michael Jones
Authorised and warranting that authority

/s/ Frank R. Hallam
Authorised and warranting that authority

Counterpart Signature:

Signed at Sandton on 16 October, 2017

Tiger Gate Platinum (RF) Proprietary Limited

/s/ Amanda Collis
Authorised and warranting that authority

Authorised and warranting that authority

Counterpart Signature:

Signed at Tokyo, Japan on 13th of October, 2017

Japan Oil, Gas and Metals National Corporation

/s/ Takafumi Tsujimoto
Authorised and warranting that authority

Authorised and warranting that authority

Counterpart Signature:

Signed at Vancouver on October 13, 2017

Waterberg JV Resources Proprietary Limited

/s/ R. Michael Jones
Authorised and warranting that authority

/s/ Frank R. Hallam
Authorised and warranting that authority

SCHEDULES

Schedule A

FORM OF DEED OF ACCESSION UNDERTAKING

To:	Waterberg JV Resources (Pty) Ltd
[Insert Address]

Attention:	[Insert]

And To:	Impala Platinum Holdings Limited
[Insert Address]

Attention:	[Insert]

And To:	Platinum Group Metals (RSA) (Pty) Ltd
[Insert Address]

Attention:	[Insert]

And To:	Tiger Gate Platinum (Pty) Ltd
[Insert Address]

Attention:	[Insert]

And To:	Japan Oil, Gas and Metals National Corporation
[Insert Address]

Attention:	[Insert]

From:	[Insert name of additional Shareholder] (the “Additional Shareholder”)

Date: [Insert]

Dear Sirs
SHARE PURCHASE AGREEMENT DATED [INSERT] 2017 IN RESPECT OF THE SALE OF SHARES IN WATERBERG JV RESOURCES (PTY) LTD (the ”Share Purchase Agreement”)

1.

We, [•] (“the Acceding Party”), refer to the Share Purchase Agreement. This is an Accession Undertaking as contemplated in the Share Purchase Agreement. Terms used in this Accession Undertaking shall have the same meaning as in the Share Purchase Agreement.

2.	This Accession Undertaking is delivered to the Shareholders pursuant to clause 9.6(b) of the Share Purchase Agreement.

3.

We hereby confirm and undertake to and in favour of the parties to the Share Purchase Agreement that, as from the date of acceptance of this Accession Undertaking by the parties to the Share Purchase Agreement, we shall:

3.1	become a party to the Share Purchase Agreement;

3.2	observe and perform all of the obligations expressed in the Share Purchase Agreement to be assumed by a party to that Agreement;

3.3	assume all of the obligations expressed in the Share Purchase Agreement which pertain specifically to the Shares we hold; and

3.4	be bound by all of the provisions of the Share Purchase Agreement as if we had been an original party to the Share Purchase Agreement as a signatory.

4.	The Acceding Party confirms that it has been supplied with a copy of the Share Purchase Agreement.

5.	This Accession Undertaking may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Undertaking.

6.	This Accession Undertaking shall be governed by and construed in accordance with the laws of South Africa.

Yours faithfully
For and on behalf of
[Insert Acceding Party]

Name:
Capacity:
Who warrants his authority hereto

Schedule B

PROSPECTING RIGHTS

•

“Prospecting Right 11013 (1265PR)” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with MPT number 376/2009 (PR) and DMR reference number LP 30/5/1/1/2/1265 (PR), as amended / varied in terms of section 102 of the MPRDA, to prospect for platinum group metals, gold ore, chrome ore, nickel ore, copper ore, molybdenum ore, rare earths, silver ore, cobalt, zinc and lead over the farms Kirstenspruit 351 LR, Niet Mogelyk 371 LR, Bayswater 370 LR, Disseldorp 369 LR, Carlsruhue 390 LR and Ketting 368 LR, situated in the Magisterial / Administrative District of Polokwane, Limpopo Province, measuring 13714.6450 hectares in extent. On 22 May 2013, the farm Goedetrouw 366 LR, measuring 1607.6406 hectares in extent, was added to Prospecting Right 1265 in terms of section 102 of the MPRDA under notarial amendment of prospecting right, protocol no 3 of 2013, with the prospecting right now measuring 15 256.96 hectares in total extent, as renewed under notarial deed of renewal 11013 (PR);

•

“Prospecting Right 10667” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with MPT number 153/2013 (PR) and DMR reference number LP 30/5/1/1/2/10667 (PR), to prospect for lead, copper ore, silver ore, nickel ore, rare earths, gold ore, cobalt, chrome ore, zinc ore, molybdenum ore and platinum group elements over the farms Groenepunt 354 LR, Rosamond 357 LR and Millstream 358 LR, situated in the Magisterial / Administrative District of Blouberg, Limpopo Province, measuring 6254.80 hectares in extent;

•

“Prospecting Right 10668” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with MPT number 161/2013 (PR) and DMR reference number LP 30/5/1/1/2/10668 (PR), to prospect for lead, copper, silver, nickel, rare earths, gold, cobalt, chrome, zinc, molybdenum and platinum group metals over the farms Breda 373 LR, Duren 387 LR and Polen 389 LR, situated in the Magisterial / Administrative District of Mogalakwena, Limpopo Province, measuring 3 953.05 hectares in extent;

•

“Prospecting Right 10804” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with DMR reference number LP 30/5/1/1/2/10804 (PR), to prospect for nickel ore, chrome ore, copper ore, gold ore, iron ore, vanadium ore and platinum group elements over Portion 1 of the farm Goedetrouw 366 LR, Portion 1 and the Remaining Extent of the farm Norma 365 LR, Portion 2 and the Remaining Extent of the farm Uitkyk 394 LR, Schoongezicht 362 LR, Early Dawn 361 LR, Old Langsine 360 LR, Barenen 152 LR, Langbryde 324 LR, Lomondside 323 LR, Ritterhouse 151 LS, Miltonduff 322 LR, Terwieschen 77 LS, Brodie Hill 76 LS and Willhansshohe 78 LS, situated in the Magisterial / Administrative District of Mogalakwena, Limpopo Province, measuring 26 961.59 hectares in extent;

•

“Prospecting Right 10805” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with MPT number 49/2015 (PR) and DMR reference number LP 30/5/1/1/2/10805 (PR), to prospect for platinum group metals, gold ore, chrome ore, nickel ore, copper ore, iron ore and vanadium ore over the farms Blackhill 317 LR, Bognafuran 318 LR, Gallashiels 316 LR, Liepsig 264 LR, Mont Blanc 328 LR, Nieuwe Jerusalem 327 LR, Sweet Home 315 LR and The Park 266 LR, situated in the Magisterial / Administrative District of Blouberg, Limpopo Province, measuring 17 734.80 hectares in extent;

•

“Prospecting Right 10806” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with DMR reference number LP 30/5/1/1/2/10806 (PR), to prospect for platinum group metals on the Farms Berg-en-Dal 276 LR, La Rochelle 310 LR, Langlaagte 279 LR, Les Fontaines 271 LR, Normandy 312 LR, Silvermyn 311 LR, Springfields 268 LR and Windhoek 307 LR situated in the Magisterial District of Blouberg, Limpopo Province, measuring 13 143.53 hectares in extent;

•

“Prospecting Right 10809” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with DMR reference number LP 30/5/1/1/2/10809 (PR), to prospect for iron ore and vanadium ore over the farms Groenepunt 354 LR, and Millstream 358 LR, situated in the Magisterial / Administrative District of Blouberg, Limpopo Province, measuring 3676.59 hectares in extent;

•

“Prospecting Right 10810” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with MPT number 163/2013 (PR) and DMR reference number LP 30/5/1/1/2/10810 (PR), to prospect for platinum group metals, gold ore, chrome ore, nickel ore, copper ore, iron ore and vanadium ore over the farms Udney 321 LR and Millbank 325 LR, situated in the Magisterial / Administrative District of Blouberg, Limpopo Province, measuring 4 189.86 hectares in extent; and

•

“Prospecting Right 11286” - the prospecting right granted to PTM RSA under and in terms of section 17 of the MPRDA, being prospecting right with DMR reference number LP 30/5/1/1/2/11286 (PR), to prospect for chrome, cobalt, copper, gold, iron, lead, molybdenum, nickel, platinum group metals, rare earths, silver, vanadium and zinc over the Remaining Extent and Portion 1 of the farm Buffelshoek 261 LR, the farm The Bul Bul 5 LS, the Remaining Extent and Portion 1 of the farm Inveraan 262 LS, the farms Beauley 260 LR, Dantzig 3 LS, In-Der- Mark 7 LS, The Glade 2 LS, The Grange 257 LR, the Remaining Extent and Portion 1 of the farm Innes 6 LS and the farm Nairn 74 LS, situated in the Blouberg Magisterial area, Limpopo Province, measuring 19 912.44 hectares in extent.

Schedule C

PURCHASE SHARES SCHEDULE

Seller	Share Number	Percentage of Equity in the Company	Purchase Price

PTM RSA	18,848	8.6%	$17.2 million

JOGMEC or its nominee, Tiger Gate	14,027	6.4%	$12.8 million

Schedule D

COMPANY’S AUTHORISED AND ISSUED SECURITIES

Authorised Securities

Ordinary Shares	1 000 000

Issued Securities

Ordinary Shares	219167

Schedule E

OWNERS (INCLUDING BENEFICIAL OWNERS) OF SHARES

Owner or Beneficial Owner	Number of Shares	Percentage of Shares

PTM RSA	100050	45.65%

Tiger Gate (for and on behalf of JOGMEC)	62134	28.35%

Mnombo Wethu Consultants (Pty) Ltd	56983	26%

Schedule F

LICENSES NECESSARY FOR OWNERSHIP AND USE OF ASSETS

1.	Prospecting Rights
2.	Approved Prospecting Works Programmes
3.	Approved Environmental Authorisations
4.	Approved Financial Provisions for rehabilitation of the Property Area

Schedule G

COMPANY’S CONTRACTS

1.

A Surface Lease Agreement concluded between PTM RSA and various owners each holding a 3.33% share of the farm Ketting 368 LR. The Surface Lease Agreement makes provision for the Prospecting Right 11013 (1265PR) over the farm Ketting 368LR to be assigned to the Company. Upon the cession of the Prospecting Right 11013 (1265PR), the PTM RSA shall be entitled, to assign all its rights and obligations under the Surface Lease Agreement to the Company. PTM RSA shall transfer or procure the transfer of the Surface Lease Agreement to the Company as soon as practicable after the Signature Date.

Schedule H

DISCLOSURES WITH RESPECT TO PROSPECTING RIGHTS

As to the Prospecting Rights:

1.

On 7 August 2013 the Department of Mineral Resources issued an instruction in terms of section 93 of the MPRDA regarding a compliance inspection conducted on the farms Niet Mogelykk 371 LR, Kirstenspruit 351 LR, Bayswater 370 LR, Disseldorp 369 LR and Carlsruhe 390 LR in relation to Prospecting Right 11013PR (1265), which raised concerns about the unauthorised drilling of boreholes. The non-compliance was addressed by PTM RSA. No further action has been taken by the Department of Mineral Resources.

2.	The prospecting fees have been paid and are up to date.

Schedule I

COMPANY’S INSURANCE